Exhibit 10.14

***        designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

MARKETING AND SERVICING AGREEMENT

This AMENDED AND RESTATED MARKETING AND SERVICING AGREEMENT is effective the 29th day of November, 2011, and is between JTH Tax, Inc. d/b/a Liberty Tax Service, a Delaware corporation, with a principal place of business at 1716 Corporate Landing Parkway, Virginia Beach, VA 23454 (“Liberty”) and REPUBLIC BANK & TRUST COMPANY, with a principal place of business at 601 West Market Street, Louisville, KY 40202 (“Republic”).

RECITALS

A. Liberty is a tax preparation franchisor and an operator of company-owned tax preparation offices. Liberty provides software and systems to its franchisees and company-owned stores (together, “EROs”) in connection with the business of providing tax preparation, with electronic filing and related services.

B. Republic is engaged in, among other things, the underwriting, approval and funding of Refund Anticipation Loans (“RALs”), to Customers (as defined herein) whose federal and/or state income tax returns are filed electronically.  RALs are generally repaid when the Customer’s tax refund is electronically delivered to Republic.  The Customer’s refund amount is then debited for fees due Republic and others and for repayment of the RAL.  Republic is also in the business of receiving tax refunds electronically and issuing an Electronic Refund Check (“ERC”) or Electronic Refund Deposit (“ERD”) for the amount of the refund, minus fees due Republic and others, to the Customer (RALs, ERCs and ERDs collectively referred to as “Financial Products”).

C. Republic licenses EROs to offer its Financial Products in connection with the provision of the Financial Product Program (as defined herein).

D. Republic desires, and Liberty agrees to provide, its marketing and training services and personnel in connection with, and to devote support and additional resources in support of, the Financial Product Program.

E. Republic and Liberty entered into the Marketing and Servicing Agreement effective November 30, 2009, as amended on December 27, 2009 (as amended, the “Original Agreement”).

F. Republic and Liberty wish to amend and restate the Original Agreement as set forth herein.

In consideration of the mutual promises set forth herein, the parties intending to be legally bound, agree as indicated above and as follows:

1.                                      Definitions

(a)                                  “Applicable Law” shall mean all laws, rules, regulations and published regulatory guidance that are applicable to the provision of Financial Products, privacy of consumer information and tax preparation.

(b)                                 “Application” shall mean the Bank Product Application and Agreement in a form developed by Republic and reviewed by Liberty prior to each Tax Season.

(c)                                  “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or any day recognized by the Federal Reserve Bank as a legal holiday.

(d)                                 “Customer” shall mean a customer of an ERO that applies for a Financial Product.  For purposes of this definition, joint borrowers or joint recipients of a Financial Product shall constitute one “Customer.”

(e)                                  “Disclosure Documents” shall mean a Republic-required disclosure document(s) or form(s) meeting the requirements of applicable federal laws and regulations as determined by Republic.

(f)                                    “Electronic Refund Check” or “ERC” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8879 and any applicable state tax form, respectively) is deposited into an account established by Republic and disbursed, net of authorized fees and charges, to the Customer by ERC check.

(g)                                 “Electronic Refund Deposit” or “ERD” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8879 and any applicable state tax form, respectively) is deposited into an account established by Republic and disbursed, net of authorized fees and charges, to the Customer (i) by debit card or (ii) via an automated clearing house credit (“ACH”) deposit to the Customer’s designated bank account.

(h)                                 “Financial Product(s)” shall mean the products offered by Republic under the Financial Product Program, specifically, a RAL, federal and state ERC and federal and state ERD (each as defined herein).

(i)                                     “Financial Product Program” shall mean the process described in this Agreement pursuant to which Republic will utilize Liberty’s software to enable EROs to provide Financial Products to Customers.

(k)                                  “Refund Anticipation Loan” or “RAL” shall mean a loan to a customer secured by the customer’s anticipated federal income tax return refund (as identified in IRS Form 8879 or similar form).

(l)                                     “State Disclosure Documents” shall mean disclosures required to be provided to a Customer pursuant to applicable State or local law in connection with an Application.

(m)                               “Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the Internal Revenue Service (“IRS”), typically on or about October 15th of such calendar year.

2.                                      License/Marks. Republic hereby grants Liberty a non-exclusive, non-transferable, non-assignable license to grant a non-exclusive, non-transferable, non-assignable sublicense to any of Liberty’s EROs to use the Financial Product Program and offer the Financial Products. Liberty agrees that the Financial Product Program is the sole property of Republic and that it may not be duplicated or used for any purpose whatsoever without the express written consent of Republic. Republic hereby grants Liberty a nonexclusive and nontransferable license, during the term of this Agreement, to use Republic’s name, trade names, trademarks, service marks, and logos (whether or not registered or protected or protectable) to market Financial Products to EROs. All uses of the Republic marks must be approved in advance in writing by Republic, such approval not to be unreasonably withheld or delayed. Republic does not grant to Liberty any ownership in its marks. Liberty shall discontinue, and shall require its EROs to discontinue, all use of the Republic marks upon the expiration or termination of this Agreement and, upon request by Republic, will return all materials provided by Republic.

3.                                      Duties of Liberty.

a. Liberty will promote and market the Financial Products and Financial Product Program in promotional materials provided to Customers by Liberty and on Liberty’s website and other marketing, sales and promotional materials, comparisons, etc., said promotion to be no less equal than that of any other financial products or financial product providers(s) so promoted by Liberty. Liberty agrees to submit any and all Financial Product Program advertising/marketing material including, but not limited to, point-of-sale materials, direct mail pieces, newsletters, radio/television scripts/video, newspaper/magazine advertisements, internet website advertisements or links, training materials and/or announcements to Republic for prior written approval.

b. Liberty will incorporate the Financial Product Program into Liberty’s tax preparation software in accordance with Republic’s Record Layouts and Processing Specifications, incorporated herein by reference, which will be provided to Liberty, unless Republic releases Liberty from offering a specific requirement in writing.

c. Liberty agrees that the incorporation of the Financial Product Program into Liberty’s tax preparation software, including any check writing software, must be tested and approved in writing by Republic, before being made available to EROs. The testing shall include, but is not limited to, communications, electronic record formats, Truth-in-Lending disclosure calculations and the printing of consumer disclosures such as the Application, Disclosure Documents, State Disclosure Documents, checks and any other documentation that is contained in Republic’s Record Layouts and Processing Specifications.

d. Liberty agrees that Designated ERO Locations (as defined in Section 3.j. below) accepted to participate in the Financial Product Program will not be permitted to submit to any financial product provider other than Republic, through Liberty or otherwise, an Application for Customers to whom Republic makes available that Financial Product or substantially similar Financial Products, without prior written approval from Republic. EROs found to be participating in both the Financial Product Program and other bank programs, in violation of this Section 3.d., will be terminated from the Financial Product Program. Republic may accept or reject Designated

ERO Locations based on criteria developed by Republic, which will be consistent with the criteria used by Republic in accepting or rejecting other tax preparers for similar Financial Product Programs.  If Republic rejects one or more EROs, Liberty will provide additional ERO locations *** pursuant to Section 3.j. below. EROs that are not accepted by Republic may offer Financial Products or similar financial products from other providers without any restriction imposed by this Agreement.

e. Liberty agrees to ensure that EROs affiliated with Liberty that select Republic as their Financial Products provider accept and/or agree to the Republic Bank Tax Refund Solutions ERO Agreement. Liberty agrees to require all of the owners of Designated ERO Locations to comply with the ERO Agreement.

f. Liberty shall offer to EROs training regarding Financial Products, and shall further require EROs to satisfactorily complete such training. In connection therewith, Liberty agrees to (i) submit the training to Republic for prior review and approval and, (ii) incorporate Republic’s ERO compliance and operational training into such training program. Liberty understands and agrees that Republic may offer and/or require EROs to receive additional training with respect to Financial Products.

g. Should Liberty choose to charge a transmitter fee, or any other similar fee (for transmission of necessary Financial Product information to Republic), Liberty shall require each participating ERO to charge the same amount for ERCs, ERDs and RALs. Liberty and Republic shall agree in advance to the amount of any transmitter or similar fee, and will not withhold their agreement to such fee that is consistent with industry standards.

h. Liberty agrees to procure and maintain Commercial General Liability insurance of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

i. Liberty agrees to provide a Business Continuity/Disaster Recovery Plan, with respect to the Financial Product Program, and the results of any recent Business Continuity/Disaster Recovery testing, upon Republic’s request.

j. On or prior to *** of each year of this Agreement, Liberty shall designate Republic as the sole and exclusive provider of Financial Products under the Financial Product Program for ERO locations that *** (the “Designated ERO Locations”); provided, however, that (i) on or prior to *** of each year of this Agreement, Liberty may designate Republic as the sole and exclusive Financial Product provider under the Financial Product Program for additional ERO locations ***, and (ii) Liberty may, only with Republic’s mutual understanding and prior written agreement, also designate Republic as the sole and exclusive Financial Product provider under the Financial Product Program for additional ERO locations. ***

k. To the extent that Customers request disbursement of the proceeds of any ERD on a debit or similar prepaid card, Republic shall cause such disbursement to be made on the prepaid cards made available to Customers by Liberty and its EROs.

l. Liberty shall pay to Republic an amount equal to *** during the tax season ending during such year who have obtained RALs from Republic pursuant to this Agreement based upon Republic’s RAL history as measured on ***.  No later than *** of each year, Republic shall deliver to Liberty the detail of the calculation of such amount.  Republic will provide Liberty with additional detailed information reasonably requested by Liberty to validate such calculation.  Liberty will make the payment to Republic no later than *** of each year.  If Liberty disputes Republic’s calculation, such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in this Agreement and Liberty shall not be obligated to make any payment until such dispute is resolved. Liberty and Republic agree that the amount payable pursuant to this section 3.l. will be equitably adjusted by them each year if necessary to reflect any material changes in the fee structure associated with RALs in the Financial Product Program.  In addition, to the extent Republic later recovers from a Customer an amount of a delinquent RAL that has been included in a calculation pursuant to this section 3.l that resulted in a payment by Liberty to Republic, (including a collection by Republic pursuant to section 6.d.(ii)(4)), Republic shall use its best efforts to equitably adjust Liberty’s prior or subsequent payments to Republic to account for such recovery for any recovery made by Republic on or prior *** in the calendar year that is two calendar years after the calendar year in which this Agreement expires or is terminated.

4.                                      Duties of Republic.

a. Republic shall develop reasonable program guidelines for the offering, marketing, receipt and processing of Applications, the making of RALs and the delivery of Financial Product proceeds (“Program Guidelines”) and shall create and distribute to Liberty for its prior review forms to be used by Designated ERO Locations of each of the following: the Application, Disclosure Document(s), State Disclosure Documents, and disbursement checks.  For the avoidance of doubt, the term “Program Guidelines” shall not include guidelines or other materials that are developed by Liberty, including, without limitation, materials that are developed by Liberty and reviewed by Republic pursuant to Section 3.a. hereof or otherwise.  Republic may create solicitation, marketing and promotional materials relating to the Financial Products Program, each of which shall be subject to Liberty’s prior review.  Republic shall provide such assistance as Liberty reasonably may request in connection with the preparation and dissemination to customers of State Disclosure Documents.  Republic covenants and agrees that the Program Guidelines and all documents and materials provided by it hereunder (including, without limitation, the Application, Disclosure Document(s), State Disclosure Documents, disbursement checks, solicitation materials and marketing and promotional materials) shall comply with Applicable Law.

b. Republic shall provide Record Layouts and Processing Specifications to Liberty that shall contain the procedures and requirements for Liberty to offer the Financial Product Program.

c. Republic shall provide and distribute to each Designated ERO Location an adequate supply of checks upon which they may affix a facsimile signature of an authorized Republic signatory as provided by Republic, and shall promptly replenish such stock upon the ERO’s request at no charge, unless the ERO requests overnight delivery (in which case the ERO shall pay for such delivery).

d. The pricing, fees, and terms for the Financial Product Program shall be developed for each Tax Season by Republic in consultation with Liberty, provided, however, that if Republic and Liberty cannot agree on the pricing and fees for the Financial Products, Republic’s decision will control, subject to the parameters set forth in this Section 4.d.. The underwriting criteria for the Financial Products will be developed by Republic and may be modified from time to time at Republic’s sole discretion.  The pricing, fees, terms and underwriting criteria must be commercially reasonable, substantially similar to the pricing, fees and terms of financial product programs offered in other Liberty offices through other providers that are not corporate affiliates of Liberty, be established on a basis no less favorable than made available by Republic to any party other than Liberty, and within published regulatory guidelines, based on the best information available that tax season, including IRS prior-year funding trends, competitive product offerings and customer and ERO behavior.  The Financial Product Program pricing, fees and terms shall be set forth in writing by Republic no later than October 1 preceding each Tax Season.

e. Republic shall provide ERC and ERD services to all Customers requesting the same, if approved, with respect to all states whose taxing authority accepts state income tax returns electronically and disburses refund amounts via direct deposit.

f. Republic shall utilize substantially the same care, criteria, diligence and procedures in accepting or rejecting RAL Applications from, and in collecting RALs made to, Customers of Liberty and its EROs as it utilizes in accepting, rejecting and collecting similar Applications and obligations from customers of other tax preparers to which it makes available similar Financial Product programs.

g. *** Regardless, Liberty must ensure access to signed copies of such documents in accordance with Section 11 below.

5.                                      Liberty Procedures.

a. Liberty will provide ERO enrollment information to Republic in the form of applications and agreements provided by Republic (or approved substitute application), site listings and electronic site set-up records in accordance with Republic’s standard procedures established prior to each Tax Season.

b. Liberty shall require participating EROs to require that each Customer applying for a Financial Product (i) complete and sign the Application and applicable Disclosure Document(s), and (ii) is given a copy of any and all applicable State Disclosure Documents.  The Application shall include, among other things, a request for certain information and certifications, as well as an authorization, signed by the customer, to (A) disclose the tax return information for the application process in accordance with Section 301.7216 of the U.S. Treasury Department regulations (“Section 7216”) and (B) allow Republic to repay any delinquent RAL originated by Republic with the proceeds of the Financial Product obtained pursuant to the Application. Participating EROs shall be responsible, pursuant to the terms of the ERO Agreement, for ensuring that the Application is complete and accurately reflects all material information received from the customer; provided, however, if the ERO uses commercially reasonable due diligence and fraud prevention measures in accordance with the Program Guidelines, neither Liberty nor the ERO shall be held responsible for false or inaccurate information provided by Customers.

c. In connection with each Application, Liberty shall require each participating ERO to complete IRS Form 8879 and the direct deposit designation in the electronic portion of the applicant’s federal (and state, if applicable) income tax return which shall include information provided by Republic (such as the applicable Republic check routing number and customer account number) and shall name Republic as the financial institution.  The forms shall be signed by an employee of the ERO and by the Customer, and shall also indicate that the account is a checking account and that the source is “other”.  Liberty shall cause the same information to be contained in the appropriate data field as part of the income tax return electronically filed by the ERO.

d. Liberty shall require each participating ERO to timely provide to each applicant a signed copy of the Application, applicable Disclosure Document(s), and applicable State Disclosure Documents (which may be combined into one or more forms), signed IRS Form 8453 or similar form, together with any other agreements or documents that Republic reasonably may require; provided that Republic shall be solely responsible for the form and content of the Application, Disclosure Document(s), and State Disclosure Documents , subject to Liberty review prior to each Tax Season, and their compliance with Applicable Law.

e. Retention and Handling of Documents.

(i)                                     Liberty shall require each participating ERO to retain, a copy, electronic or otherwise, of the signed Application and signed Disclosure Document(s) in the Customer’s file, maintained by them for a period of three (3) years following the preparation and execution thereof, after which time such documents shall be properly destroyed by commercially reasonable methods in accordance with the Program Guidelines.  At the reasonable request of Republic, Liberty shall cause EROs to deliver to Republic a copy of any Application or other documentation within three (3) Business Days.

(ii)                                  For fraud detection, underwriting and collection purposes, subject to Liberty’s receipt of the Customer’s consent as provided in Section 7216, Liberty shall provide to Republic electronic copies of each such Customer’s electronically filed federal income tax return, in the format prescribed by the IRS, simultaneously with or promptly after the Application information is transmitted to Republic.

f. After Liberty has transmitted the Customer’s income tax return to the IRS, Liberty shall electronically transmit to Republic all information with respect to issuance of a Financial Product necessary to implement the Financial Product Program in accordance with Republic’s current year Record Layouts and Processing Specifications provided to Liberty.

g. The IRS has agreed to advise Liberty, as to each Customer, whether such Customer’s tax return has been accepted for Electronic Filing (the “IRS Acknowledgment”). When Liberty receives an IRS Acknowledgment, Liberty shall transmit the IRS Acknowledgment to Republic.

h. Upon receiving notice from Republic that a Customer’s Application has been approved, Liberty will transmit information to ERO enabling ERO to prepare a disbursement check by completing a blank check form supplied directly by Republic. Such check shall be for the amount of the RAL or ERC less all applicable fees and finance charges authorized by the Customer.

i. Liberty shall distribute to each participating ERO its tax preparation and electronic filing software, which will enable the ERO to file returns electronically through Liberty to the IRS, print the Application, Disclosure Documents, State Disclosure Documents as well as any and all other documents contained in the Record Layouts and Processing Specifications, and will also permit the ERO to send to Republic, via Liberty, the required information to process the Financial Product. Liberty will provide a check writing program to each ERO that will be printing Financial Product checks on site. This check writing program will be designed to permit checks to be written only in the name of the proper Customer provided by Republic and only in the amount approved by Republic as well as to control the preparation of information on the perforated stub of the check form. It will, in addition, have the capability of printing additional checks when additional funds are received causing an additional amount due the Customer.

j. After Liberty has sent an ERO a record approved by Republic authorizing the printing of the disbursement check for the Financial Product, Liberty shall timely transmit to Republic a check reconciliation file as described in Republic’s Record Layouts and Processing Specifications.

k. At the reasonable request of Republic, Liberty shall provide reasonable assistance to Republic, recognizing contractual and confidentiality limitations, which may aid Republic in the collection of past due RALs. This assistance may include, but not be limited to, providing updated addresses and phone numbers for EROs, Customers and taxpayers to the extent such information is in the possession of Liberty.

6.                                      Republic Procedures.

a. Republic shall, on each day during the Term (as defined in section 9.a.), including Saturdays, Sundays and holidays, process Applications and provide Financial Products with respect thereto for all Applications received electronically in accordance with Republic’s underwriting criteria in effect at that time (as the same may be amended from time to time by the mutual consent of the parties) and in accordance with industry standards; provided that Republic shall use commercially reasonable efforts to process RAL Applications within *** (if a credit bureau is employed to evaluate the creditworthiness of a RAL applicant, then within

***; if there is a positive match to the Office of Foreign Assets Control List, then within ***) after having received from Liberty an acknowledgment of the due filing of the related tax return, together with any corresponding debt indicator (if applicable), as received from the IRS.  The foregoing process times shall, in each case, be met *** of the time (i.e., a *** service level).  Notwithstanding the foregoing, Republic shall not accept any Applications at any time if Republic (i) receives notification from the IRS that an ERO is under investigation, (ii) reasonably suspects fraudulent activity originating through an ERO, or (iii) considers loan delinquencies on RALs originating through an ERO to be unacceptable, in its reasonable discretion. Republic shall be responsible for decisions made by it to approve or deny RAL Applications, including, without limitation, the provision to applicants of adverse action notices or other notices required by Applicable Law.

b.                                      Republic shall promptly communicate disbursement authorizations to Liberty (i) immediately upon approval of a RAL solely for loan proceeds and (ii) for all other disbursements upon receipt of and after processing IRS or state refund pre-note files to the extent such practice does not violate any applicable bank regulations, provided that federal and state funding shall be released by Republic no later than the effective date designated by the IRS or applicable state taxing authority, respectively.  Republic shall be responsible for all disbursement/check authorizations issued by it, including losses incurred as a result of its issuance of duplicate or multiple check print authorizations or checks issued by Republic in error or with information inconsistent with the information in the disbursement request received from Liberty.  Liberty agrees to cooperate with Republic in the recovery of all duplicate checks.  Additionally, the ERO shall be responsible for and indemnify Republic for any losses incurred as a result of printing duplicate checks from a single check print authorization; provided, however, that such ERO shall have no indemnity obligations if the ERO complies with the requirements set forth in the Program Guidelines regarding check print authorizations and duplicate checks.

c.                                       Establishment of Accounts; Availability of Funds.

(i)                                     Republic shall establish and maintain at Republic a segregated account for the benefit of Customers (each, a “Deposit Account”), which account shall conform to the requirements of 12 C.F.R. 330.5 so as to afford such customers FDIC insurance with respect to such Deposit Accounts. Upon notification to Liberty that a RAL has been approved or that an ERC or ERD has been funded, Republic shall transfer the amount of the net loan proceeds or net refund, respectively, to the Deposit Account.  All disbursements to Customers shall be drawn on the Deposit Account and shall be paid promptly upon presentment.  Republic shall make all disbursements in the manner elected by the Customer, as set forth in the Application. Republic shall have the right to offset against the Deposit Account all fees and charges authorized by the Customer to be paid to Republic, the ERO or otherwise pursuant to such Customer’s Application for a Financial Product in an amount up to the amount of the Financial Product.

(ii)                                  Upon notification to Liberty that an ERC or ERD has been funded, Republic shall transfer funds via ACH from the Deposit Account into the account designated for receipt thereof by the Customer.  If the ACH transfer is not successful, then Republic shall disburse the refund via a check drawn on the Deposit Account and printed by the Customer’s ERO or mailed directly by Republic.

(iii)                               Republic shall have sufficient funds available at all times to pay all disbursements authorized by Republic under the Program. All checks shall, unless subject to potential defenses by Republic, be paid promptly upon presentment.

d.                                      Deduction of Additional Charges; Timing and Order of Disbursements.

(i)                                     Republic shall remit payment to the appropriate ERO of all fees and charges authorized by Customers to be paid to such ERO (e.g., tax preparation and other fees) upon funding of the Customer’s tax refund.  The foregoing shall be set forth in greater detail in the applicable ERO Agreement between such ERO and Republic and in the Program Guidelines.

(ii)                                  All Financial Product disbursements shall be made to the customer net of all authorized fees, deductions or charges.  From the Customer’s refund, and after the RAL payoff (if applicable), disbursements will be made in the following order:  (1) Republic, for Tax Refund Administration Fee; (2) ERO, for tax preparation fees;  (3) Liberty, for fees charged by Liberty as provided in section 3.g.; (4) Republic, for prior year RAL obligation(s) to Republic; and, (5) Customer, for all remaining funds.  However, in the event that following the RAL payoff Republic does not receive funds in excess of its Tax Refund Administration Fee, all funds received will be disbursed to the Customer.

(iii)                               If the Customer’s refund is less than the amount of the outstanding RAL, then Republic shall notify the ERO and the Customer of such shortfall, and demand prompt payment to Republic of the outstanding amount.

e. Upon the receipt of any IRS or state payments, Republic shall make available to Liberty a file that shall include a list of ACH transmissions from the IRS or state and a list of all paid items. At Liberty’s request, Republic shall provide weekly reports to Liberty describing all ACH transmissions from the IRS to Republic and all paid items, and covering such other matters and in such form as Liberty reasonably may request.  Republic covenants and agrees that each such report will be true, correct and complete in all respects and all such reports shall be available to Liberty on a secure website on a real-time basis.

f.                                         Republic shall send a proper adverse action notice under the Equal Credit Opportunity Act, Regulation B and other Applicable Laws to each applicant whose RAL request was declined by Republic.

g.                                      Republic shall cooperate with Liberty in developing and implementing procedures to detect fraudulent activity in the Financial Product Program.  Republic shall immediately inform Liberty when it suspects fraudulent activity originating through an ERO and Liberty shall inform Republic of the actions it takes in response to such notification.  Furthermore, Liberty agrees to take additional action as requested by Republic in reference to any participating ERO’s fraudulent activity, to the extent commercially reasonable.

h. Republic will provide Liberty with an ERO Agreement in advance of the applicable filing season to be provided to potential EROs.

8.                                      Representations and Warranties.

a. Republic and Liberty each represent and warrant to the other as follows: (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has the full corporate power to own its property and to carry on its business as now being conducted; (ii) the execution and delivery of this Agreement does not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of it or any mortgage, agreement, contract, order, judgment, decree, statute, law, rule or regulation to which it or any of its respective properties is subject; (iii) no authorizations or other consents, approvals or notices of or to any person or entity are required in connection with (a) the performance by it of its obligations under this Agreement, (b) the validity and enforceability of this Agreement; or (c) the execution, delivery and performance by it of this Agreement; and (iv) it owns, or has the right to use under valid and enforceable agreements, all intellectual property rights reasonably necessary for and related to its performance of, and obligations under, this Agreement and the Financial Product Program.

b. Liberty represents and warrants to Republic that it is in compliance with all Applicable Laws, and shall be responsible for its compliance with all Applicable Laws, the Financial Product Program, the Record Layouts and Processing Specifications, and the terms and conditions of this Agreement.

c. Republic represents and warrants to Liberty that it is in compliance with all Applicable Laws, and shall be responsible for its compliance with all Applicable Laws and the Financial Product Program, as implemented pursuant to the Program Guidelines, and this Agreement.

9.                                      Term of Agreement.

a. The term of this Agreement (the “Term”) shall begin on the effective date, as stated above, and terminate on October 16, 2014. This Agreement shall only be renewable by mutual written consent of both parties.

b. Either party may at its option terminate this Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty day time period or (ii) the continued operation of the Financial Product Program or the electronic filing program is no longer commercially feasible or practical, or no longer provides the same opportunity, to the terminating party due to legal, legislative or regulatory determinations, enactments or interpretations or significant external events or occurrences beyond the control of the terminating party; provided, however, that in the case of clause (ii), the parties shall first mutually endeavor in good faith to modify the Financial Product Program in a manner resolving the problems caused by legal, legislative or regulatory or external events or occurrences. In addition, either party may terminate this Agreement immediately upon notice to the other party, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law, if such petition is not dismissed within ninety (90) days; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.  In addition, Republic may terminate this Agreement upon notice to Liberty at the latest date allowable by Republic’s regulator in the event that Republic is directed by one of its regulators to cease offering all of the Financial Products or to cease the Financial Product Program with Liberty.

10.                               Confidentiality.

a. The parties acknowledge that as a result of the matters provided for in this Agreement, trade secrets and information of a proprietary or confidential nature relating to the business of the parties and their affiliates may be disclosed to and/or developed by the parties including, without limitation, information about trade secrets, agreements, products, services, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly (collectively “Confidential Information”). The parties acknowledge that such Confidential Information is generally not known in the trade and is of considerable importance to the parties and their affiliates and agree that this relationship to each other with respect to such information shall be fiduciary in nature. Each party expressly agrees that during the term of this Agreement and thereafter it will hold in confidence and not disclose and not make use of any such Confidential Information, except (i) as required pursuant to this Agreement;  (ii) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its business (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information); (iii) in the course of any litigation or court proceeding involving Republic and Liberty concerning this Agreement; (iv) as required by legal process or operation of applicable law, provided, however, that unless prohibited prompt notice of such requirement shall be provided to the party which owns the Confidential Information to allow such party a reasonable amount of time to seek a protective or similar order prior to any such disclosure; and (v) for disclosure of information that (a) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision, (b) was available to it on a non-confidential basis prior to disclosure to it pursuant to this Agreement or prior to any similar agreement between Republic and Liberty, (c) is obtained by it on a non-confidential basis from a source other than such persons or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation, or (d) has been authorized by the other party to be disseminated to persons on a non-confidential basis.

b. Section 501(b)(3) of the Gramm-Leach-Bliley Act states that information security standards must include various safeguards to protect against not only “unauthorized access to” but also the “use of” Confidential Information relating to taxpayers that could result in “substantial harm or inconvenience to any customer.” In addition to the definition of Confidential Information above, Confidential Information includes, but is not limited to, taxpayers’ names, social security numbers, dates of birth, addresses, number of months at address, phone numbers, financial information as to loans with Republic or other loans or accounts, bankruptcy, employer names and phone numbers. Liberty will utilize its best efforts to protect all Confidential Information and to that extent utilize appropriate means including, but not limited to, firewalls, intrusion protections systems, encrypted data transfer, and software security controls to protect all Confidential Information. Both parties shall warrant that such reasonable and appropriate safeguards are and will remain in place. Both parties will immediately provide notice of any breach resulting in unauthorized intrusion(s) of the Confidential Information and shall specify the corrective action taken by the breached party. The breached party shall assess the nature and scope of any incident and specifically identify the Confidential Information that has or may have been improperly accessed or misused. The breached party shall take appropriate steps to contain and control any incident of breach of security relating to the Confidential Information, assist the other party with all reasonably requested steps needed to notify customers of any such breach and prevent harm or inconvenience from such breach and agrees upon request to indemnify the injured party for any loss or costs associated with any breach of security or unauthorized disclosure.

11.                               Audit. Liberty agrees to provide to the internal and external auditors and personnel of Republic, and any examiners or agents from any regulatory body asserting jurisdiction over the business of Republic, all third party audit and examination reports prepared by regulatory examiners, subject to the prior approval of such examiners, or independent public accountants of Liberty, and shall grant such auditors, personnel, examiners and agents reasonable access to Liberty (including, without limitation, to its records). It shall fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in monitoring and/or verifying compliance with Applicable Law and this Agreement, including providing information concerning EROs or Customers and will assist Republic in obtaining any such information from EROs. Specifically, Liberty shall, and shall require an ERO to, provide to Republic upon its written request within three (3) days of such request Financial Product documentation and information about a Customer or Customers or one or more EROs. Additionally, Liberty agrees to implement additional criteria related to the Financial Product Program that will be mutually agreed to by Liberty and Republic, into Liberty’s onsite evaluations of EROs and provide all results of said onsite evaluations to Republic upon request.

12.                               Indemnification. Liberty shall indemnify, hold harmless and reimburse Republic and its officers, directors, employees and agents, for all expenses and costs including, but not limited to, reasonable attorneys’ fees, judgments, penalties, payments of other direct expenses and payments and settlement or other disposition of, or in connection with, any claims, disputes, controversies or litigation with respect to anything wrongfully done or not done by Liberty or for the violation of any laws, rules or regulations applicable to Liberty in connection with the Financial Product Program.

13.                               Severability. If any provision of this agreement shall for any reason be held invalid, illegal, or unenforceable, same shall not affect the validity of this Agreement or any other provision hereof and this Agreement shall be interpreted and construed as if such provision to the extent invalid, had not been contained herein.

14.                               Survival. Sections 1, 2 (the last sentence only), 3.l., 4.g, 5.e., 9.b., and 10 - 24 shall survive the termination or expiration of this Agreement.

15.                               Entire Agreement. The Agreement, as amended, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, including any obligations owed under all prior agreements (including the Original Agreement) and/or understandings, whether written or oral, relating to the subject matter of this Agreement. Upon the execution and delivery of this Agreement by both parties, the Original Agreement shall be deemed to have been terminated and superseded by this Agreement.

16.                               Amendment. This Agreement may be amended or modified only by a written instrument executed by all the parties hereto.

17.                               Relationship of the Parties. This Agreement is not intended to create, and shall not create a partnership relationship or joint venture between Republic and Liberty, each party being an independent contractor.

18.                               Successors and Assigns. Neither party may assign this Agreement without the prior written approval from the other party.

19.                               Agreement Not Exclusive. This Agreement shall not be exclusive with respect to either Republic or Liberty.

20.                               Notice. All notices, consents, waivers or other communications, including any errors and omissions inquiries, required or permitted under this agreement shall be in writing and shall be deemed effective upon personal delivery or when sent by registered or certified mail or overnight courier which provides a receipt upon delivery, postage prepaid, addressed to the following business addresses or at such other address or addresses as either party may designate to the other in writing hereinafter:

If to Liberty:	JTH Tax, Inc.
Attn: Mr. Mark F. Baumgartner, CFO
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

If to Republic:	Republic Bank & Trust Company
Tax Refund Solutions
Attn: William R Nelson
200 South 7th Street
Louisville, Kentucky 40202

21.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. This Agreement is not binding until executed by both parties.

22.                               Waiver of Jury Trial. Both parties to this Agreement hereby knowingly, voluntarily, and intentionally waive any right to a trial by jury in any action, suit, proceeding, or counterclaim concerning any rights under this agreement, any related document or under any other document or agreement delivered in connection herewith or therewith, or arising from any relationship existing in connection with this agreement, and agree that any such action, suit, proceeding or counterclaim shall be tried before a court and not before a jury. This provision is a material inducement for the parties entering into this Agreement.

23.                               Applicable Law - Arbitration. Any dispute arising out of or relating to this Agreement, or the relationship or dealings between the practice hereto, shall be settled by mediation, or, if the parties cannot agree on an acceptable mediator or fail to reach a solution through the mediation process, then by binding arbitration, conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association (including the Optional Rules for Emergency Relief) strictly in accordance with the terms of this Agreement and the substantive law of the State of Kentucky. The arbitration shall be held at a mutually agreeable location in Jefferson County, Kentucky and conducted by one (1) arbitrator chosen from a list of attorneys or judges. If the parties cannot within thirty (30) days agree on the selection of the arbitrator, the arbitrator will be appointed by the Circuit Court of Jefferson County, Kentucky in an action commenced to enforce this Section. The costs of the arbitration, including the fees to be paid to the arbitrator, shall be shared equally by the parties. Judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. The arbitrator shall not award any consequential, incidental punitive or exemplary damages. The parties acknowledge that they have voluntarily agreed to arbitrate their disputes in accordance with the foregoing and each party hereby irrevocably waives any damages in excess of compensatory damages.

24.                               Governing Law. The Agreement shall be constructed in accordance with the laws of the Commonwealth of Kentucky and any action commenced hereunder to construe or enforce this Agreement shall be commenced in a court of competent jurisdiction located in the Commonwealth of Kentucky.

IN WITNESS WHEREOF, Liberty and Republic have executed this Agreement on the date indicated below.

Republic Bank & Trust Company		JTH Tax, Inc.

Signature:	/s/ William R. Nelson	Signature:	/s/ James J. Wheaton

Name:	William R. Nelson	Name:	James J. Wheaton

Title:	President	Title:	Vice President

Date: November 29, 2011		Date: November 29, 2011